Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-96420, 333-19159, 333-43474, 333-83624, 333-83628, 333-100404, 333-122405, 333-142818, and 333-163318) and on Form S-3 (No. 333-163354) of MEMC Electronic Materials, Inc. of our reports dated March 1, 2010, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of MEMC Electronic Materials, Inc.

The Company acquired SunEdison LLC (SunEdison) on November 20, 2009, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, SunEdison’s internal control over financial reporting associated with total assets of $887.6 million (of which $327.1 million represents goodwill and intangible assets included within the scope of the assessment) and total revenues of $3.8 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2009. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of SunEdison.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board (FASB) Staff Position FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB Accounting Standards Codification (ASC) Topic 320, Investments-Debt and Equity Securities), as of April 1, 2009. The Company adopted FASB No. 141(R), Business Combinations (included in ASC Topic 805, Business Combinations), as of January 1, 2009.

As discussed in Note 17 to the consolidated financial statements, the Company adopted the measurement date provisions of FASB No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (included in ASC Topic 715, Compensation—Retirement Benefits), as of December 31, 2008.

As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB No. 157, Fair Value Measurements (included in ASC Topic 820, Fair Value Measurements and Disclosures), as of January 1, 2008. The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (included in ASC Topic 740, Income Taxes), as of January 1, 2007.

/s/ KPMG LLP

St. Louis, Missouri

March 1, 2010